REDEMPTION AGREEMENT

                  REDEMPTION AGREEMENT dated as of January 21, 1997 among Watertone L.L.C., a Delaware limited liability company ("Watertone"), Watermark Investments Limited, an international business company created under the laws of the Bahamas, Watermark Investments Limited, a Delaware corporation (collectively "Watermark") and Watertone Holdings L.P., a Delaware limited partnership (the "Partnership").

                                    RECITALS

         A. Watertone is the General Partner of the Partnership and Watermark is the Limited Partner of the Partnership.

         B. Watermark wishes to cause the Partnership to redeem Watertone's entire interest (the "Interest") in the Partnership, and Watertone is willing to have its Interest redeemed, in accordance with the terms and conditions set forth herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

         1. Redemption of Partnership Interest

                  The Partnership hereby pays to Watertone $4,220,454 in redemption of Watertone's entire Interest in the Partnership. Watertone hereby accepts such payment and agrees that upon receipt of such amount, from and after the date hereof it will have no further interest in the Partnership or its assets, profits, losses or distributions.

         2. Representations and Warranties of Watertone

                  Watertone hereby represents and Warrants to the Partnership and Watermark that it owns legal and beneficial title to the Interest free and clear of all liens and encumbrances.

         3. Tax Characterization and Tax Returns

                  (a) The parties agree that the transaction described herein will be characterized as a purchase by a partnership of an interest of a partner pursuant to Section 736(b) of the Internal Revenue Code of 1986, as amended.

                  (b) Watertone will prepare the federal income tax return of the Partnership for the calendar year ended December 31, 1996. Such tax return will reflect a year-end capital account of Watertone in the amount of $3,675,000, and no income or loss allocated to any partner.

                  (c) Watermark will prepare the Partnership's federal income tax return for the year ended December 31, 1997 (and any year thereafter). Such return will reflect an allocation of a share of the Partnership's taxable income to Watertone in the amount of its Preferred Return, as defined in the Partnership Agreement of the Partnership (in the amount of $545,454) from taxable income of the Partnership generated as of the date hereof, based on an interim closing of the Partnership's books as of the date hereof. Such tax return will reflect a closing capital account of Watertone of zero. Watertone will have no interest in any other item of profit, loss or cash distributions of the Partnership (including its 1% interest set forth in the Partnership Agreement of the Partnership) accruing either before or after the date hereof. The remainder of the Partnership's profits, losses and distributions will be allocated to Watermark, or as directed by Watermark (other than to Watertone).

         4. Further Assurances

                  Watertone and Watermark will cooperate with each other after the closing of the transaction described herein with respect to all aspects of the Partnership, including without limitation providing each other with information, documentation and records in their possession relating to the Partnership, Without limiting the foregoing, Watermark agrees to cause the Partnership to take all actions reasonably required to complete registration of 500,000 shares of common stock of Executone Information Systems, Inc. and 500,000 shares of common stock of Hospitality Worldwide Services, Inc. currently registered in the name of the Partnership into the name of Watertone.

         5. Indemnification and Mutual Release

                  Watermark and the Partnership hereby agree to indemnify and hold harmless Watertone for any and all claims, liabilities and expenses relating to the Partnership arising from any event or cause occurring on or after the date hereof. Watertone and Watermark hereby release each other from all claims, liabilities and expenses relating to the Partnership or any of the assets or activities thereof.

         6. Miscellaneous

                  This Agreement is the entire agreement of the parties, and is governed by the laws of New York. This Agreement may be executed in counterparts. This Agreement is binding on the parties and their respective successors and assignees.


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

                  IN WITNESS WHEREOF, the parties have executed this Redemption Agreement as of the date first above written.


                                        WATERTONE L.L.C., a Delaware limited
                                        liability company


                                        By:  /s/ Jack A. Garraty, Jr.
                                             -----------------------------------
                                             Jack A. Garraty, Jr., Manager

                                        WATERMARK    INVESTMENTS    LIMITED,   a
                                        Bahamian international business company


                                        By:  /s/ Robert Berman
                                             -----------------------------------
                                             Robert Berman, Managing Director


                                        WATERMARK    INVESTMENTS    LIMITED,   a
                                        Delaware corporation


                                        By:  /s/ Robert Berman
                                             -----------------------------------
                                             Robert Berman
                                        Its: President


                                        WATERTONE HOLDINGS L.P.
                                        By:  Watertone L.L.C., a general partner


                                        By:  /s/ Jack A. Garraty, Jr.
                                             -----------------------------------
                                             Jack A. Garraty, Jr., Manager


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